Exhibit 10.9

QUICKSILVER RESOURCES INC.
AMENDED AND RESTATED
CHANGE IN CONTROL RETENTION INCENTIVE PLAN

WHEREAS, Quicksilver Resources Inc., a Delaware corporation (the “Company”), recognizes that one of its most valuable assets and an undeniable contributor to its success is its outstanding staff;

WHEREAS, the Company further recognizes that the loss of a significant portion of its staff would seriously impact the service, quality and ultimate value of the Company;

WHEREAS, the Company has determined that it is advisable to establish a severance benefit program to mitigate the possibility of a loss of valuable personnel due to uncertainties faced in the prospect of a sale of the Company and to deal fairly with the contributions of the Company’s staff;

NOW, THEREFORE, the Company adopts the Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan, the terms of which are as follows:

ARTICLE 1
DEFINITIONS

1.1           “Base Rate of Pay” means the Participant’s wages from the Company and any Subsidiary as defined in section 3401(a) of the Code for purposes of federal income tax withholding, modified by including elective contributions under a cafeteria plan described in section 125 and elective contributions to a qualified cash or deferred arrangement described in section 401(k) of the Code, and modified further by excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective contributions to the Company’s qualified cash or deferred arrangement described in section 401(k) of the Code), welfare benefits as defined in the ERISA, overtime pay, bonuses, and special performance compensation amounts.

1.2           “Benefits” means the severance benefits a Participant is entitled to receive pursuant to Article 3 hereof, and any retention bonus a Participant is entitled to receive pursuant to Article 5 hereof.

1.3           “Board” means the Board of Directors of the Company or its direct or indirect parent.

1.4           “Cause” means (a) the conviction of the Participant for any felony involving dishonesty, fraud or breach of trust or (b) the willful engagement by the Participant in gross misconduct in the performance of his or her duties that materially injures the Company.

1.5           “Change in Control” means the occurrence of any of the following after the Effective Date:

(a)           any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that the following acquisitions shall not constitute a Change in Control:  (i) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors; (ii) any acquisition of Voting Stock of the Company by the Company or any Subsidiary of the Company; (iii) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company; and (iv) any acquisition of Voting Stock of the Company by Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates;

(b)           a majority of the Board ceases to be comprised of Incumbent Directors; or

(c)           the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the consolidated assets of the Company (each, a “Business Combination Transaction”) immediately after which the Voting Stock of the Company outstanding immediately prior to such Business Combination Transaction does not continue to represent (either by remaining outstanding or by being converted into Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or any parent of such entity), at least 50% of the combined voting power of the then outstanding shares of Voting Stock of (i) the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or (ii) any parent of any such entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

For purposes of this Plan, (i) “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) and (ii) “Voting Stock” means securities entitled to vote generally in the election of Directors.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.

1.7           “Company” means Quicksilver Resources Inc., a Delaware corporation.  The term “Company” shall also include any Successor, whether the liability of such Successor under the Plan is established by contract or occurs by operation of law.

1.8           “Effective Date” means the date on which the Plan is adopted.

1.9           “Employment Termination Date” means the date on which the employment relationship between the Participant and the Company is terminated due to an Involuntary Termination.

1.10           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.11           “Good Reason Event” means the occurrence of one or more of the following events or conditions after the occurrence of a Change in Control:

(a)           the Company or a Subsidiary reduces the Participant’s Base Rate of Pay as in effect immediately before the occurrence of the Change in Control or as the Participant’s Base Rate of Pay may be increased from time to time after that occurrence;

(b)           the Company or a Subsidiary relocates the Participant’s principal workplace to an area that is located outside of a radius of 50 miles from the location of the Participant’s principal workplace immediately prior to the Change in Control;

(c)           the Company or a Subsidiary fails to (i) continue in effect any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as “Basic Benefit Plans”), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company or a Subsidiary, in which the Participant was a participant immediately before the occurrence of the Change in Control, unless an equitable and reasonably comparable arrangement (embodied in a substitute or alternative benefit or plan) shall have been made with respect to such Basic Benefit Plan promptly following the occurrence of the Change in Control, or (ii) continue the Participant’s participation in any Basic Benefit Plan (or any substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided to the Participant (which are in any event always subject to the terms of any applicable Basic Benefit Plan) and the level of the Participant’s participation relative to other participants, as existed immediately before the occurrence of the Change in Control; or

(d)           the Company or a Subsidiary fails to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s or a Subsidiary’s other benefit plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, in which the Participant was a participant immediately before the occurrence of the Change in Control.

1.12           “Involuntary Termination” means the termination of a Participant’s employment relationship with the Company and each Subsidiary (a) by the Company or the Subsidiary after the occurrence of a Change in Control for any reason other than Cause, or (b) by the Participant on account of a Good Reason Event.  For purposes of the Plan, a Participant’s termination will not be considered to be on account of a Good Reason Event unless the Participant terminates employment no more than 60 days following such Good Reason Event.  A Participant shall not be deemed to have incurred an Involuntary Termination by reason of the transfer of the Participant’s employment between the Company and any of its Subsidiaries, or among Subsidiaries.  The Plan Administrator shall determine, in its sole discretion, whether a Participant’s termination of employment from the Company or any Subsidiary constitutes an Involuntary Termination.  For purposes of the Plan, a Participant will not be considered to have terminated his or her employment relationship unless the termination of employment qualifies as a Separation from Service.

1.13           “Month of Compensation” means the Participant’s annualized Base Rate of Pay immediately prior to the Change in Control, divided by 12.

1.14           “Participant” means an individual who (a) is as an employee of the Company, or a Subsidiary which has adopted the Plan, on the date a Change in Control occurs, (b) has not entered into an individual employment agreement with the Company providing severance benefits for termination following a change in control, and (c) is not eligible to participate in any other change in control severance plan maintained by the Company or its Subsidiaries (including, without limitation, the Quicksilver Resources Inc. Amended and Restated Key Employee Change in Control Retention Incentive Plan, or the Quicksilver Resources Inc. Amended and Restated Executive Change in Control Retention Incentive Plan).  An individual who is classified by the Company as a temporary employee or an independent contractor on the date on which a Change in Control occurs is not eligible to participate in the Plan (even if he or she is subsequently reclassified by the Internal Revenue Service or a court as a common law employee of the Company and the Company acquiesces to such reclassification).

1.15           “Person” means any individual, entity or group that is a “person” within the meaning of Section 3(a)(9), 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

1.16           “Plan” means the Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan, as set forth herein and as amended from time to time.

1.17           “Plan Administrator” means the Company; however, the Company may designate any Person or a committee to administer the Plan in accordance with the provisions of Article 8.

1.18           “Release” means the Release Agreement in substantially the form attached hereto as Exhibit A and made a part hereof for all purposes.

1.19           “Salaried Exempt Participant” means a Participant who is compensated on a salaried basis and is exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938, as amended.

1.20           “Separation from Service” means a Participant’s separation from service within the meaning of Section 409A of the Code; provided, however, that to the extent permitted by Section 409A of the Code, a Participant will be treated as incurring a Separation from Service if the reasonably anticipated level of bona fide services the Participant will perform is permanently decreased to less than 50% of the average level of bona fide services performed by the Participant over the immediately preceding 12 months.

1.21           “Specified Employee” means a specified employee within the meaning of Section 409A of the Code.  A Participant who is identified by the Company as a Specified Employee at any time during a calendar year will be considered a Specified Employee for purposes of Article 4 during the 12-month period that begins on April 1 of the immediately following calendar year, and no other Participant will be considered a Specified Employee during such 12-month period.

1.22           “Subsidiary” means a corporation, partnership, limited liability company or other entity in which the Company owns directly or indirectly more than 50% of the outstanding shares of voting stock or other voting interest.

1.23           “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred all or substantially all of its assets.

1.24           “Week of Compensation” means the Participant’s annualized Base Rate of Pay immediately prior to the Change in Control, divided by 52.

ARTICLE 2
ELIGIBILITY

(a)           Except as specified herein, a Participant who incurs an Involuntary Termination within one year after the occurrence of a Change in Control (including such a termination on the date of the Change in Control) shall be entitled to the severance benefits described in Article 3 hereof.

(b)           The Plan does not provide benefits with respect to any termination of employment prior to the occurrence of a Change in Control, whether such termination is for Cause or otherwise.  A Participant will forfeit all Benefits under the Plan if he or she is discharged by the Company for Cause.

ARTICLE 3
CHANGE IN CONTROL BENEFITS

Subject to Article 4 hereof, the Company shall pay or provide a Participant who has satisfied the requirements of Article 2 hereof the following Benefits:

(a)           A single sum cash severance payment determined as follows:

(i)           The Company shall pay a Salaried Exempt Participant a single sum cash payment in an amount equal to the sum of three Months of Compensation plus the greater of (A) one Month of Compensation for each $10,000 of the Participant’s annualized Base Rate of Pay as in effect immediately prior to the occurrence of the Change in Control (prorated in the case of a portion of such Base Rate of Pay that is less than $10,000) or (B) one Month of Compensation for each year of service (prorated in the case of a partial year of service).

(ii)           The Company shall pay a Participant who is not a Salaried Exempt Participant and works a minimum of 30 hours per week for the Company a single sum cash payment in an amount equal to the sum of 12 Weeks of Compensation plus the greater of (A) four Weeks of Compensation for each $10,000 of the Participant’s annualized Base Rate of Pay as in effect immediately prior to the occurrence of the Change in Control (prorated in the case of a portion of such Base Rate of Pay that is less than $10,000) or (B) four Weeks of Compensation for each year of service (prorated in the case of a partial year of service).

(iii)           The Company shall pay a Participant who is not a Salaried Exempt Participant and works less than 30 hours per week for the Company a single sum cash payment in an amount equal to the sum of 6 Weeks of Compensation plus the greater of (A) two Weeks of Compensation for each $10,000 of the Participant’s annualized Base Rate of Pay as in effect immediately prior to the occurrence of the Change in Control (prorated in the case of a portion of such Base Rate of Pay that is less than $10,000) or (B) two Weeks of Compensation for each year of service (prorated in the case of a partial year of service).

(iv)           A Participant’s maximum severance payment as set forth in subsections (a)(i) through (a)(iii) above shall not exceed two times his or her annualized Base Rate of Pay as in effect immediately prior to the occurrence of the Change in Control.

(b)           To the extent permitted by law, the Company shall take all actions necessary to cause the Participant’s account balances under the Company’s 401(k) Plan to become fully vested and nonforfeitable; provided that such action would not require the accelerated vesting of any other participant’s account balance in the Company’s 401(k) Plan.

(c)           To the extent permitted by Section 409A of the Code, all outstanding stock options and restricted share and restricted share unit awards held by the Participant shall immediately become fully vested.

(d)           The Company shall take the following actions:

(i)           If the Participant was covered as of the Employment Termination Date under a group medical, dental or vision plan maintained by the Company or its subsidiaries, the Company will provide the first six months of COBRA continuation coverage under Section 4980B of the Code without charge to the Participant, and throughout the six-month period following the Employment Termination Date, the Company shall maintain in effect, and not materially reduce the benefits provided by the group medical, dental or vision plan in which the Participant participated immediately prior to the Employment Termination Date; and

(ii)           the Company shall arrange for the Participant’s uninterrupted participation throughout the six-month period commencing on the Participant’s Employment Termination Date in any group basic life insurance plan under which the Participant was covered as of the Employment Termination Date, provided that if the Participant’s participation after his or her Employment Termination Date in any such life insurance plan is not permitted by the terms of that plan, then throughout such six-month period the Company shall purchase insurance or otherwise provide the Participant with substantially the same benefits that were provided to the Participant under such life insurance plan immediately before the Employment Termination Date.

(iii)           All reimbursements of expenses under the Company’s medical, dental and vision programs or other reimbursements of expenses shall be made no later than December 31 of the year following the year in which the Participant incurs the related expense.  In no event will the amount of expenses eligible for reimbursement, or in-kind benefits provided, by the Company in one taxable year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  The Participant’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)           Benefits under the Plan shall not be taken into account as compensation for purposes of determining contributions or benefits under any other employee benefit plan of the Company or a Subsidiary.  In addition, Benefits under the Plan shall be reduced by any severance, termination or similar payments payable to a Participant pursuant to any employment, change in control, severance or similar agreement with the Company or a Subsidiary, unless such agreement expressly provides that a cash severance or retention payment is in addition to the Benefits under the Plan.

ARTICLE 4
TIME OF SEVERANCE PAYMENT

Provided that the Participant has executed and delivered to the Company the Release and such Release has become effective and irrevocable in accordance with its terms prior to the date of payment, the Company shall pay the Participant the cash severance benefits described in paragraph (a) of Article 3 on the 60th day after the date of the Participant’s Separation from Service and shall provide the benefits described in paragraph (d) of Article 3; provided, however, that if the Company determines in good faith that (a) any payment to the Participant or his estate or beneficiaries under Article 3 hereof does not qualify for the “short-term deferral exception” or otherwise would constitute a “deferral of compensation” under Section 409A of the Code, (b) the Participant is a Specified Employee, and (c) delay of such payment is required by Section 409A of the Code and is not already provided for, the payment date shall instead be the earlier of (x) the first day of the seventh month following the date of the Participant’s Separation from Service, or (y) the date of the Participant’s death.  If payment is required to be delayed pursuant to the foregoing provision, the cash severance payment described in paragraph (a) of Article 3 shall be increased to include interest payable on such cash severance payment at the interest rate described below from the date of the Participant’s Separation from Service to the date of payment.  The interest rate shall be determined as of the date of the Participant’s Separation from Service and shall be the rate of interest then most recently published in The Wall Street Journal as the “prime rate” at large U.S. money center banks.

If the Participant fails to furnish the executed Release, or if the Release furnished by the Participant has not become effective and irrevocable by the date of payment, the Participant will not be entitled to the severance benefits described in paragraphs (a) and (d) of Article 3.

ARTICLE 5
RETENTION BONUS

If a Participant remains employed by the Company or a Subsidiary throughout the six-month period following a Change in Control, then six months after the date of the Change in Control the Company shall pay to the Participant, in a single cash payment, a retention bonus equal to the following (without regard to whether the Participant is or ever will become entitled to severance benefits under Article 3 hereof):

(a)           if the Participant is a Salaried Exempt Participant, one Month of Compensation;

(b)           if the Participant is not a Salaried Exempt Participant and works a minimum of 30 hours per week, four Weeks of Compensation; or

(c)          If the Participant is not a Salaried Exempt Participant and works less than 30 hours per week, two Weeks of Compensation.

ARTICLE 6
LIMITATION ON PAYMENT OF BENEFITS

Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment.  Whether requested by the Participant or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control.  The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Article will not of itself limit or otherwise affect any other rights of the Participant other than pursuant to this Plan.  In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Article, the Company will effect such reduction by first reducing the Benefits described in paragraph (a) of Article 3 and then, to the extent necessary, by reducing the Benefits described in paragraph (d) of Article 3.

ARTICLE 7
UNFUNDED ARRANGEMENT

The plan is unfunded, and all cash Benefits will be paid, as needed, from the general assets of the Company.  The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder.  Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan.  Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any Benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company; the Participants are only unsecured creditors of the Company with respect to their Plan benefits, and the Plan constitutes a mere promise by the Company to make Benefit payments in the future.  No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Company’s obligations under the Plan which would remove such assets from being subject to the general creditors of the Company.

ARTICLE 8
ADMINISTRATION OF THE PLAN

The Plan Administrator shall have the full power and authority to administer the Plan, carry out its terms and conditions and effectuate its purposes.  The Plan Administrator shall be the “named fiduciary,” as such term is defined in ERISA, of the Plan, with responsibility for administration of the Plan.

The Plan Administrator shall serve without compensation for its services as such.  However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation.  The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of duties as the Plan Administrator.

The Plan Administrator shall keep all individual and group records relating to participants and former participants and all other records necessary for the proper operation of the Plan.  Such records shall be made available to the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

ARTICLE 9
AMENDMENT OR TERMINATION

The Board reserves the right to amend or terminate the Plan at any time and in any manner without the consent of any affected individual, provided that any amendment or termination will not adversely affect the Benefits payable to a Participant whose Employment Termination Date occurred prior to the date of such amendment or termination.  The right to amend the Plan includes the right to change the individuals who are eligible to participate in the Plan from time to time.  Notwithstanding the foregoing, for a period of one year following a Change in Control, the Plan may not be terminated, or amended in any manner adverse to any eligible Participant without the written consent of each affected Participant.

ARTICLE 10
CLAIMS PROCEDURES

10.1           Claim for Benefits.  When a Benefit is due, a Claimant may submit a claim for Benefits to the office designated by the Plan Administrator to receive claims.  For purposes of this Article, “Claimant” means a Participant or an authorized representative of a Participant who makes a claim for Benefits under the Plan.

10.2           Deadline for Notifications of Claim Determinations.  If a Claimant’s claim for Benefits under the Plan is denied in whole or in part, the Plan Administrator will provide to the Claimant a written notice of the claim decision within 90 days of receipt of the claim.  This 90-day period may be extended one time by the Plan Administrator for up to 90 days, provided that the Plan Administrator notifies the Claimant, prior to the expiration of such 90-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.  Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

10.3           Contents of Notices of Claims Denials.  When a claim is denied (an adverse determination) in full or in part, the Plan Administrator will provide the Claimant a written or electronic notification of the denial within the time frame specified in Section 9.1.  This notice will:

(a)           explain the specific reasons for the adverse determination;

(b)           reference the specific Plan provisions on which the adverse determination is based;

(c)           provide a description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(d)            provide a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse claims determination on review.

10.4           Appeals of Denied Claims.  The Claimant will have 60 days after receiving the notice that the Claimant’s claim is denied to appeal the adverse determination in writing to the Plan Administrator. The Claimant may submit written comments, documents, records, and other information relevant to the claim, and such information will be taken into account during the review, without regard to whether it was submitted or considered in the initial claim determination.  In addition, the Claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim.

If no appeal of the adverse determination is made in writing to the Plan Administrator within 60 days after the Claimant’s receipt of the notice of denial, the denial of the claim is final.

10.5           Deadlines for Notifications of Appeals Determinations.  The Administrator will notify the Claimant of its determination on review of an adverse claim determination within a reasonable period of time, but not later than 60 days from receipt of a request for review of the adverse determination.  This 60-day period may be extended one time by the Plan Administrator for up to 60 days, provided that the Plan Administrator notifies the Claimant, prior to the expiration of such 60-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.

10.6           Contents of Notices of Final Claims Determinations.  Notice of the Plan’s claims decision will be given in writing or electronically.  If the Claimant’s claim is denied in whole or in part the notification will include:

(a)           the specific reasons for the denial;

(b)           reference to the specific Plan provisions on which the decision was based;

(c)           a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and

(d)           a statement of the Claimant’s right to bring a civil action in court under section 502(a) of ERISA.

ARTICLE 11
MISCELLANEOUS

11.1           Tax Withholding.  The Company will calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.

11.2           Plan Not an Employment Contract.  The adoption and maintenance of the Plan is not a contract between the Company and its employees which gives any employee the right to be retained in its employment.  Likewise, it is not intended to interfere with the rights of the Company to discharge any employee at any time or to interfere with the employee’s right to terminate his or her employment at any time.

11.3           Alienation Prohibited.  No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant.  Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

11.4           Gender and Number.  If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.

11.5           Severability. If any provision of the Plan is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.6           Successors.  The Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer all or substantially all of its assets to, any person, or permit any person to consolidate with or merge into the Company, unless immediately after such consolidation, merger, sale or transfer, the Successor shall have assumed in writing the Company’s obligations under the Plan.

11.7           Assignment; Binding Effect.  This Plan shall be binding upon any Successor.  The Company shall not assign any of its obligations under the Plan unless (a) such assignment is to a Successor, and (b) the requirements of Section 11.6 are fulfilled.

11.8           Compliance with Section 409A of the Code.  To the extent applicable, it is intended that the Plan and any Benefits payable hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code.  The Plan shall be construed and interpreted in a manner consistent with such intent.

11.9           Governing Law.  The provisions of the Plan shall be construed, administered, and governed under the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

QUICKSILVER RESOURCES INC.

By:	/s/ Thomas F. Darden
Title:	Chairman of the Board

Exhibit A

QUICKSILVER RESOURCES INC.
AMENDED AND RESTATED
CHANGE IN CONTROL RETENTION INCENTIVE PLAN

RELEASE AGREEMENT

This RELEASE is executed by _____ (the “Employee”) in consideration of the severance benefits provided under the Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan (the “Plan”), and as a condition to the receipt of such benefits.  For purposes of this Release, the term “Company” means Quicksilver Resources Inc. and any Successor (as defined in the Plan).

NOW THEREFORE, the Employee provides the following release:

1.           Release by Employee. I, ____ , on behalf of myself and my heirs and assigns, in consideration of the Company’s payment of the severance benefits in the amount of $_____________ (less any amounts that the Company is required to withhold under applicable laws) and the welfare benefits described in Section 3(d) of the Plan to be furnished to me pursuant to the Plan, the sufficiency of which is hereby acknowledged, and as a material inducement to the Company to enter into this Release hereby release and forever discharge the Company, and its directors, officers, shareholders, partners, representatives, agents, employees, predecessors, successors, affiliates, divisions, subsidiaries and related entities and their respective directors, officers, shareholders, agents, representatives and employees, from all claims of any nature whatsoever waivable by applicable law, from the beginning of time to the date of the execution of this Release, known or unknown, suspected or unsuspected, including but not limited to all claims arising out of, based upon, or relating to my employment with the Company, or compensation for that employment.  I understand that the consideration provided for in the Plan exceeds anything of value to which I am already entitled without the Plan.

Without limiting the generality of the foregoing, I understand and agree that this Release includes, but is not limited to, claims based on or relating to:  (a) any express or implied employment contract; (b) wrongful discharge; (c) termination in breach of public policy; (d) age discrimination under the Age Discrimination in Employment Act of 1967, as amended; (e) claims of discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or any other law which prohibits discrimination based on race, color, age, ancestry, national origin, sex, sexual orientation, religion, mental or physical disabilities, or marital status; (f) any other federal, state or local laws or regulations prohibiting employment discrimination; (g) personal injury, defamation, assault, battery, invasion of privacy, fraud, intentional or negligent misrepresentation of fact, intentional or negligent infliction of emotional distress, or false imprisonment; (h) claims for additional wages, compensation, overtime pay, severance pay or bonuses; and (i) claims for attorneys’ fees or costs.

I UNDERSTAND THAT THIS RELEASE COVERS BOTH CLAIMS THAT I KNOW ABOUT AND THOSE THAT I MAY NOT KNOW ABOUT.

2.           Additional Issues Associated with Scope of Release.  I understand that I am only waiving those claims that I have as of the date I sign this Release, and not any claims that might arise in the future.  I also understand that this Release does not release or discharge claims that are not waivable by applicable law.  Also excluded from the scope of this Release are any rights I have to any vested benefits under the Company’s benefit plans, including but not limited to the Quicksilver Resources Inc. 401(k) Plan.  Further, nothing in this Release prohibits me from filing a charge with the EEOC or participating in an investigation or proceeding of the EEOC.  However, I am waiving the right to any personal monetary recovery or other personal relief should the EEOC or any other agency pursue alleged charges in part or entirely on my behalf.

3.           No Knowledge of Legal Violations. I further assert that during my employment with the Company and activities regarding any company or organization affiliated with the Company, that I have no information or knowledge of any legal irregularity, violation, or alleged violation of any law, regulation, statute, or ordinance of any kind resulting from the operations of the Company, or any other company or organization affiliated with the Company.  I have never reported any such irregularity or violation to any superior with respect to the Company or any company or organization affiliated with the Company.

4.           Advisement to Consult with an Attorney and Forty-five (45) Day Review Period.  I acknowledge that I am hereby advised in writing to consult with an attorney prior to executing this Release to discuss the contents of this document and its meaning.  I understand that I have forty-five (45) days after receiving this Release to consider this waiver and release of my rights.  I understand the terms and conditions of this Release in full, agree to abide by this, and knowingly and voluntarily execute it without hidden reservations.

5.           Seven (7) Day Revocation Period. I understand that I will have seven (7) days after I sign this Release during which I can revoke my signature and cancel my acceptance of the benefits under the Plan for any reason, and that this Release shall not become effective or enforceable until after this revocation period has expired.  I understand that I may revoke or rescind this Release by providing written notice of revocation to the Company’s General Counsel,  [name, address, fax number], within the 7-day revocation period.  I understand that I will not be entitled to any severance benefits under the Plan until the end of the 7-day revocation period.

6.           Receipt of Disclosures.  I acknowledge that I have received the Disclosures that are attached to this Release as Exhibit 1.

7.           Governing Law.  The provisions of the Plan and this Release shall be construed, administered and governed under the laws of the State of Texas and, to the extent applicable, the laws of the United States.

[8.           Continuing Obligations After Separation from Employment.  I agree that before and after my separation from employment, I will continue to abide by any Company policies and procedures relating to confidentiality, inventions, non-disclosure and/or other employment obligations that survive the termination of my employment.  I agree that I will continue to be bound by all post-employment obligations as required by the Company’s policies and procedures or as required in any other written agreement between myself and the Company.  I agree that the Plan and this Release do not affect or diminish in any manner any of my post-employment obligations to the Company, including, but not limited to, those specifically described within this Release.]1

[9.           Entire Agreement. I understand that the Plan and this Release contain the entire agreement and understanding between me and the Company regarding my employment and separation from that employment and that no other covenants or promises have been made except those contained in the Plan and this Release.  The Plan and this document supersede all other agreements and arrangements between the Company and me, whether written or oral.]2

10.           Attorneys’ Fees.  I further agree I am fully responsible for any attorneys’ fees incurred by me in consulting with an attorney of my choice in connection with my review or execution of this document.

11.           Severability.  I agree that should any court or arbitrator determine that any clause, sentence, provision, paragraph, or part of this Release is illegal, invalid, or unenforceable, that court’s or arbitrator’s determination shall not affect, impair, or invalidate the remainder of the Release, and the remainder of the Release will remain in full force and effect.

12.           Headings.  I understand that all headings used in this Release are intended for convenience and reference only and do not in any manner amplify, limit, modify or amend the Release.  A court or arbitrator shall not use any headings in the construction or interpretation of any section of the Release.

EXECUTED in multiple originals this ____ day of ___________, ________.

Signature of Employee

WITNESS

NON-REVOCATION STATEMENT

I, _______________, acknowledge that at least seven (7) days have expired since the execution of the Release Agreement by me on the ____ day of ___________, ________, and I knowingly and voluntarily elect not to revoke this waiver and release of my rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.

EXECUTED in multiple originals this ____ day of ___________, ________.

Signature of Employee

1 Note:  This provision should refer to any post-employment obligations by specific policy name or agreement name, where applicable.  Seek guidance from legal department.

2 Note:  Before using this form, managers must first consider whether any of the individuals who are asked to sign this agreement have any other contracts or written agreements with the Company.  In such a case, it is imperative that you seek guidance from the legal department.

Exhibit 1

45-DAY WAIVER

DISCLOSURES

Covered Class of Employees, Eligibility and Time Limits.

The individuals selected to participate in the Plan are those employees of ___________ (Company) who incur Involuntary Terminations as defined in the Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan (the “Plan”).  This program will end on the date of _________.

Eligible Employees.

The following is a list of the job titles and ages of all employees who are eligible to participate in the Plan:

Job Title	Age

Employees Not Eligible.

The following is a list of the ages of employees who are not eligible to participate in the Plan:

Job Title	Age